EXHIBIT 99.1
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     Turbodyne Technologies Inc. ("Turbodyne") acquired Pacific Baja Light
Metals Holding Inc. ("Baja") pursuant to an agreement (the "Agreement") with Baja and Baja's principal shareholders dated March 15, 1996, as amended on July 15, 1996. Under the terms of the Agreement, Baja merged with Turbodyne's wholly-owned subsidiary, Pacific Baja Acquisition Corp., to form Pacific Baja Light Metals Corp, with the result that Pacific Baja Light Metals Corp. is now a wholly-owned subsidiary of Turbodyne. Turbodyne will include the financial results of Baja on a consolidated basis effective July 2, 1996 in its financial statements for the year ended December 31, 1996.

     While audited financial statements for the year ended December 31, 1996 are not yet available, preliminary results for the year ended December 31, 1996 on a consolidated basis prepared in accordance with Canadian GAAP reflect net sales of $19,007,000, gross profit of $2,509,000 and net income (loss) of ($2,558,000).